Exhibit 99.1

NEWS	EMRISE
CORPORATION

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com

len@allencaron.com

EMRISE TO RESTATE 2009 QUARTERLY FINANCIAL STATEMENTS

Eatontown, NJ — September 30, 2009 —EMRISE CORPORATION (NYSE Arca:ERI), today announced that it plans to restate its financial statements for the quarterly periods ended March 31, 2009 and June 30, 2009 to reflect the recording of non-cash entries to correct errors in the amortization of deferred financing costs and debt discounts in both periods, and to reclassify an item in its Consolidated Statement of Cash Flows for the first six months ended June 30, 2009.

The Company currently anticipates that it will file amendments to its previously filed Forms 10-Q for the three months ended March 31, 2009 and the three and six months ended June 30, 2009 to reflect the restatements no later than October 2, 2009.  The Company currently believes that no other periods are affected by these errors.

During the quarter ended March 31, 2009, the Company repaid a total of approximately $10 million to its lender in connection with the reduction of its acquisition related debt.  Approximately $7.0 million of the $10 million repayment was related to the term loan portion of the Company’s credit facility.  In conjunction with the $7.0 million repayment, the Company did not accelerate a pro-rata portion of the deferred financing costs and debt discount corresponding with the partial repayment of the term loan.  Additionally, for the six months ended June 30, 2009, the Company incorrectly classified the issuance of a note relating to a purchase price adjustment on a previous acquisition as a cash item in its Condensed Consolidated Statement of Cash Flows rather than a supplemental disclosure item.

It is anticipated that the correction of the first issue will result in a non-cash increase in interest expense of approximately $541,000 for the three months ended March 31, 2009 and a corresponding decrease in interest expense of approximately $81,000 for three months ended June 30, 2009, as a result of lower amortization expense going forward.  After considering related adjustments to taxes, it is anticipated that net income will decrease by approximately $388,000 to a restated net income of $4,885,000 for the quarter ended March 31, 2009.  The net loss for the three months ended June 30, 2009 is expected to improve by approximately $53,000 to a restated net loss of $461,000 for the quarter.  The corresponding balance sheet accounts and cash flow statements will be adjusted for the respective periods as well.

It is anticipated that the correction of the second issue will result in adjustments to the Company’s Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2009.  The adjustments are anticipated to include an increase to “net cash provided by investing activities” of approximately $3.3 million, a corresponding decrease to “net cash used in financing activities” for the same amount and a newly added supplemental disclosure of approximately $3.3 million as a non-cash financing activity.  These adjustments will have no effect on the “Net increase (decrease) in cash and cash equivalents” nor will they affect the ending “Cash and cash equivalents at the end of the period” for the six months ended June 30, 2009.

The Company’s management, Audit Committee and independent registered public accounting firm have discussed the matters disclosed in this press release.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation the actual types and amounts of adjustments to be made to the Company’s financial statements, the periods as to which adjustments may be required, and the timing of the preparation and filing of amended periodic reports, are all forward-looking statements that involve a number of risks and uncertainties.  The actual future results of EMRISE Corporation could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to additional information that may become available prior to the filing of the amended periodic reports, and those factors contained in the “Risk Factors” Section of the Company’s Form 10-K for the year ended December 31, 2008, and other Company filings, including any additional risk factors to be included in the Company’s amended periodic reports to be filed as a result of this restatement.

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